AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT dated as of the 31st day of January, 2018, to the Investment Advisory Agreement, dated as of November 30, 2006, as amended on June 12, 2012 (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust ("Trust") and Capital Advisors, Inc., a Delaware corporation ("Advisor").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to eliminate Section 7(f) of the Agreement at the request of the Advisor, as the Advisor no longer wishes to be reimbursed for any past fee reductions and expense payments made in previous years; and

WHEREAS, the Advisor also wishes to eliminate the ability to request reimbursement for all future fee reductions and expense payments; and

WHEREAS, the parties mutually agree to amend the Agreement by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Section 7(f) of the Agreement is hereby eliminated.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

ADVISORS SERIES TRUST:

By:	/s/ Douglas G. Hess
Douglas G. Hess
President

CAPITAL ADVISORS, INC.:

By:	/s/ Keith C. Goddard
Keith C. Goddard
Chief Executive Officer